
<ARTICLE> 5
<LEGEND>
This financial data schedule is restated to reflect the effects of a two-for-one stock split paid in September 1998.
</LEGEND>
<RESTATED>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   3-MOS                        6-MOS
<FISCAL-YEAR-END>                     DEC-31-1998               DEC-31-1998
<PERIOD-END>                          MAR-31-1998               JUN-30-1998
<CASH>                                      9,796                    20,925
<SECURITIES>                               27,940                    28,415
<RECEIVABLES>                             223,689                   241,643
<ALLOWANCES>                                9,802                    10,423
<INVENTORY>                               261,308                   262,163
<CURRENT-ASSETS>                          538,234                   569,059
<PP&E>                                    243,989                   255,467
<DEPRECIATION>                            116,187                   124,207
<TOTAL-ASSETS>                            943,599<F1>             1,000,790<F1>
<CURRENT-LIABILITIES>                     261,321                   283,529
<BONDS>                                    94,970                    99,325
<PREFERRED-MANDATORY>                           0                         0
<PREFERRED>                                     0                         0
<COMMON>                                   21,034                    21,218
<OTHER-SE>                                459,476                   493,840
<TOTAL-LIABILITY-AND-EQUITY>              943,599                 1,000,790
<SALES>                                   304,139                   629,677
<TOTAL-REVENUES>                          304,139                   629,677
<CGS>                                     192,332                   400,764
<TOTAL-COSTS>                             192,332                   400,764
<OTHER-EXPENSES>                            8,423                    16,876
<LOSS-PROVISION>                              783                     1,866
<INTEREST-EXPENSE>                          3,501                     6,573
<INCOME-PRETAX>                          (16,841)                     9,240
<INCOME-TAX>                              (6,498)                     3,311
<INCOME-CONTINUING>                      (10,343)<F2>                 5,929<F2>
<DISCONTINUED>                              2,348                     5,404
<EXTRAORDINARY>                                 0                         0
<CHANGES>                                       0                         0
<NET-INCOME>                              (7,995)                    11,333
<EPS-PRIMARY>                               (.19)                       .27
<EPS-DILUTED>                               (.18)                       .26

<F1>Included in total assets is an investment in discontinued operations of
$62.1 million and $60.7 million at March 31, 1998 and June 30, 1998, respectively.
<F2>Excluding a net after-tax charge of $26.9 million ($.63 per diluted share)
from patent litigation and an after-tax gain of $4.2 million ($.10 per diluted share) from a divestiture by Cylink Corporation, a 29 percent owned affiliate of the Company, income from continuing operations would have been $12.4 million ($.29 per diluted share) and $28.6 million ($.67 per diluted share) for the three and six months ended March 31, 1998 and June 30, 1998, respectively.



